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EXHIBIT 10.19

AGREEMENT

        This Agreement is made as of the 7th day of September, 2004 by and between CROSS COUNTRY MOTOR CLUB, INC., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts ("Cross Country") and AFFINITY GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Affinity Group").

        WHEREAS, Affinity Group and Cross Country desire that this Agreement apply to Affinity Group's "Good Sam Club," "Coast to Coast," "CVP," "Camping World," "RoadCare Classic" and any other recreational vehicle club owned and/or operated by Affinity Group or any division or subsidiary of Affinity Group where the Club offers an emergency road service program or programs to its members (collectively, "AGI Clubs"); and

        WHEREAS, Cross Country and Affinity Group are currently parties to an Agreement dated October 10, 1997, as amended on December 18, 2000 and again on December 29, 2003, which expires on December 31, 2004 (the "Prior Agreement), and wish to revise and restate their relationship as of the effective date of this Agreement.

        NOW, FOR GOOD AND VALUABLE CONSIDERATION, receipt whereof is hereby severally acknowledged, the parties hereto agree as follows:

        1.     During the term hereof Cross Country agrees to perform the services described in Article 5 below on behalf of Affinity Group for the AGI Members, in accordance with the terms hereof. As used herein, the term "AGI Members" shall mean all those members of AGI Clubs covered by this Agreement at any time during the term hereof who are entitled to the benefits of an emergency road service program for non-commercial vehicles offered by any such AGI Clubs (the "Emergency Road Service Program," such expression to include such emergency road service program for non-commercial vehicles however and wherever offered by Affinity Group). The services to be provided by Cross Country hereunder shall be provided in the fifty (50) states and the District of Columbia of the United States, and all the provinces of Canada. Except for any acquisition by Affinity Group of an entity with contractual requirements for provision of an emergency roadside service program by a third party (which requirements may be extended after their respective initial expiration or earlier termination), Cross Country shall be the sole supplier of services for the Emergency Road Service Program during the term hereof, and, except with respect to any such excluded AGI Club, neither Affinity Group nor any division or subsidiary of Affinity Group may provide any such services "in house" during the term hereof. Cross Country agrees that it will not directly or indirectly market or sell or disclose to any third party any of Affinity Group's database information without the approval of Affinity Group. Cross Country will not knowingly provide motor club services and/or emergency roadside assistance services for any of the entities included within the "Prohibited Group" (hereinafter defined). The parties hereto recognize that a breach of the covenants contained in this Article 1 would cause irreparable injury, and damages at law would be difficult to ascertain. The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in this Article 1, in addition to all other remedies which a court of competent jurisdiction may eventual1y determine. As used herein, the term "Prohibited Group" shall mean and include those entities that are primarily and principally involved in the motor home and/or travel trailer ("recreational vehicles") business and the provision to owners of recreational vehicles motor club emergency roadside assistance services.

        2.     (a) As a result of the Prior Agreement, Cross Country has already established a database of AGI Members in effect at the outset of this Agreement. Daily during the term hereof, Affinity Group shall deliver to Cross Country a report setting forth: (i) the name and address of each person and/or entity who becomes an AGI Member, (ii) the membership number and the duration of such membership, (iii) the name and address of each person and/or entity that ceased to be an AGI

Member, and (iv) such other information as Cross Country may from time to time reasonably request in order to allow Cross Country to provide services contemplated under this Agreement.

          (b)   Affinity Group shall pay to Cross Country an administrative fee for each AGI Member who was an AGI Member as of the last day of the month based upon a step function whereby once a new tier is reached the rate for additional Members is reduced in accordance with the table below:

Tier 1	First 325,000 Members	$0.10 per Member per month
Tier 2	Next 25,000 Members	$0.09 per Member per month
Tier 3	Next 25,000 Members	$0.08 per Member per month
Tier 4	Next 25,000 Members	$0.07 per Member per month
Tier 5	Next 50,000 Members	$0.06 per Member per month
Tier 6	All additional Members	No additional charge

          (c)   Affinity Group agrees to maintain and preserve its books and records with respect to AGI Members in accordance with procedures that will reasonably allow Cross Country to verify the information provided by Affinity Group pursuant to section 2(b) above, and Cross Country shall have the right from time to time to inspect such portion(s) of said books and records as will allow Cross Country to verify amounts payable to Cross Country hereunder. Such books, records and information shall be subject to the confidentiality and non-disclosure provisions of this agreement.

          (d)   Affinity Group shall pay to Cross Country a roadside assistance dispatch fee determined by the annual (i.e., a calendar year) volume of dispatches performed by Cross Country on behalf of AGI Members based upon a step function whereby once a new tier is reached the rate for additional dispatches is reduced in accordance with the table below:

Tier 1	First 80,000 dispatches	$18.50 per dispatch
Tier 2	Next 30,000 dispatches	$18.00 per dispatch
Tier 3	Next 30,000 dispatches	$17.50 per dispatch
Tier 4	Next 30,000 dispatches	$17.25 per dispatch
Tier 5	Next 30,000 dispatches	$17.00 per dispatch
Tier 6	All additional dispatches	$16.75 per dispatch

          (e)   In addition to the aforesaid administrative and dispatch fees, Affinity Group shall reimburse Cross Country for the actual costs charged to Cross Country by its service providers (net of all discounts, allowances or other available deductions). The actual costs charged and invoiced to Cross Country by its service providers (net of all discounts, allowances or other available deductions) and paid by Cross Country with respect to any Claim (as hereinafter defined) is referred to herein as the "Claims Costs."

          (f)    There will be certain occasions when a Member will call seeking emergency roadside assistance as the result of a mechanical disablement which would typically require an immediate dispatch for a tow or on site service but the problem is capable of being solved by means of advice given telephonically. Affinity Group recognizes that there will be a significant savings resulting to it when this occurs, and wishes to compensate Cross Country fairly for performing such task, for which as much or more time may be spent than in arranging for a dispatch. Consequently, whenever Cross Country can avoid the necessity of dispatching a service provider for a tow or on site service by rendering advice, such incident shall nevertheless be deemed a dispatch for which Cross Country earns a Dispatch Fee at the applicable level under Section 2(d), and the associated Claims Cost shall be deemed to be zero (a "Zero-Cost Claim"). In connection with rendering such advice, Cross Country will employ at its expense an ASE Certified mechanic who is experienced with servicing RVs and who will be able to answer technical questions related to mechanical malfunctions, e.g., installation of serpentine belt, locked wheel bearing, etc. While it is expected that a meaningful portion of such calls will be directed to such individual, a call need not be answered by such individual in order to come within this provision.

          (g)   Affinity Group shall pay to Cross Country a fee of $2.50 per call for all inbound, non-dispatch related calls (i.e., information, membership and miscellaneous, etc.) of whatever nature, not resulting in roadside assistance or constituting a Zero-Cost Claim.

          (h)   Cross Country shall perform and provide normal, routine maintenance of the information system at no cost to Affinity. In the event Affinity makes any information systems requests which would not be considered normal and routine maintenance, such requests shall be handled pursuant to a separate written agreement between Affinity and Cross Country.

          (i)    Cross Country shall bill Affinity Group as follows: Administrative fees shall be billed monthly. All other charges shall be billed twice per month on the fifth (5th) and the twentieth (20th) of each month. Affinity Group shall pay each invoice to Cross Country within twenty (20) days after submission thereof to Affinity Group. The dispatch fee shall be billed to Affinity Group only after the accompanying service provider invoice has been received by Cross Country, but if an invoice has not been received within 90 days of the date of service, then Cross Country is thereafter permitted to bill Affinity Group for any such dispatch fee and can pass along the service provider cost whenever and if ever received.

        3.     (a) The parties wish to provide an incentive to Cross Country to reduce Claims Costs. Therefore, in addition to the fees set forth above, Cross Country will share in the cost savings that it can accomplish for Affinity Group. The mechanism for determining cost savings and the manner by which such savings will be shared is set forth below.

          (b)   The initial step in determining whether savings has occurred is to establish an "Initial Cost Target". This Initial Cost Target shall be adjusted for each Service Period commencing with the 2006 Service Period to the extent there is a change in the mix as contemplated below. The Initial Cost Target shall be established as follows: Cross Country will gather data for all Claims Costs for Claims that occurred during the period from September 1, 2003 through August 31, 2004, for which an invoice was received prior to December 1, 2004 (hereafter, this period of measurement for Claims from September 1 of a given year to August 31 of the following year for which an invoice was received prior to December 1 of that following year, without reference to the actual year in question, shall be referred to as the "Service Period" and each Service Period will be identified using the year in which such Service Period ends. For example, the 2006 Service Period is the Service Period ending on August 31, 2006). The aggregate total in dollars of these Claims Costs will then be divided by the number of Claims submitted for the Service Period and for which an invoice was received prior to December 1 of the year in which the Service Period ends. The term "Claims" shall mean (i) Zero Cost Claims, plus (ii) claims (other than Zero Cost Claims) for which (A) a dispatch fee has been earned and (B) an invoice has been received by Cross Country for the service provider's charges. However, Cross Country acknowledges that it has not yet implemented a process to capture and document Zero Cost Claims. Therefore, Zero Cost Claims shall be not included in the Invoice Average (as defined below) calculation and the associated Dispatch Fees set forth at Section 2(f) shall not be charged to Affinity Group until the process is developed and implemented to the satisfaction of both parties.

          (c)   The next step is to develop Benchmark Average Claims Costs that reflect a Claims Cost per vehicle category based upon the Initial Cost Target. In order to do this, data must first be gathered to establish a mix. It is understood that Cross Country is currently working on developing a system that will allow it to separate the Claims Cost data into two vehicle categories, namely automobiles and recreational vehicles. By September 24, 2004, Cross Country will have completed the requisite business requirements document in order to implement this enhancement, which includes an implementation schedule; this schedule will be promptly communicated to Affinity Group. Thus, the Initial Cost Target will not have a mix associated with it at first.

          (d)   Starting with the first full month following the completed implementation and continuing for the eleven succeeding months (the "Test Period"), Cross Country shall gather data to determine both the mix between automobiles and recreational vehicles based upon the service events occurring during such period, and the Claims Cost associated with each component. The initial mix that is determined in this manner will be treated as if it were the mix associated with the Initial Cost Target unless the parties have reason to believe that there is a sizable discrepancy from the 2004 Service Period, in which case the parties shall confer in good faith to determine the mix to be associated with the Initial Cost Target. The mix will be calculated to the nearest one—one hundredth of one percent (x.xx%). The aggregate cost per Claim for the Test Period will be determined as well as for each of the components. A fraction is then created, the numerator of which is the Initial Cost Target and the denominator of which is the actual aggregate cost per Claim. This fraction is then multiplied against each of the two price components for the Test Period to create the "Benchmark Average Claims Costs".

          (e)   To determine whether there is any cost savings for the 2005 Service Period, a per Claim cost will be computed solely in the aggregate. This per Claim cost will be compared to the Initial Cost Target to determine if there is any Cost Savings. If the per Claim cost is less than the Initial Cost Target, then Cost Savings exist. The per unit difference is then multiplied by the number of Claims to produce the cost savings, which shall be shared on a 50-50 basis.

          (f)    For the 2006 Service Period and beyond, Cost Savings are determined as follows: First, the aggregate total Claims Cost is determined, which is divided by the aggregate Claims to create the "Invoice Average". Next, the average price per vehicle category is determined as well as the mix. Then, an Adjusted Target Average is computed. The Adjusted Target Average is determined by multiplying the percentage of automobiles times the automobile Benchmark Average Claims Costs. The same process is used for the recreational vehicles, and these two numbers are then added together. The result is the Adjusted Target Average. The Invoice Average is then subtracted from the Adjusted Target Average, and if a positive number results (no effect is given if a negative number results), it is then multiplied by the number of events (i.e., Claims during the applicable Service Period for which an invoice was received prior to December 1 of the year in which such Service Period ends) and the result is the Cost Savings, which shall be shared on a 50-50 basis.

          (g)   Upon a determination that there exists Cost Savings, Cross Country will issue an invoice to Affinity Group for an amount equal to one-half (1/2) thereof, which invoice shall detail how the amount has been determined. Affinity Group shall have a period of two weeks to review the invoice and the determination of the amount of the Cost Savings. If there is a dispute in the determination of the amount of the Cost Savings that cannot be resolved within two weeks following such review, at the end of such two week period Affinity Group shall pay Cross Country's share of the undisputed portion of the Cost Savings and the disputed portion shall be submitted to arbitration as provided in Section 18 hereof. Affinity Group shall pay Cross Country's share of the finally determined disputed portion of Cost Savings to Cross Country within two weeks of final determination.

          (h)   Exhibit A attached hereto and made a part hereof contains certain Examples designed to clarify the operation of these provisions.

        4.     The term of this agreement shall commence at 12:00 A.M. Eastern Time on January 1, 2005 and shall expire at 11:59 P. M. on December 31, 2007, unless sooner terminated as hereafter provided. The term hereof shall be automatically extended for two successive periods of one (1) year each unless either party shall give written notice to the other of its intent to end this Agreement as of the expiration date at least ninety (90) days prior to the then expiration date of the term of this

Agreement, as the same may have heretofore been extended. In the event of expiration, Cross Country shall continue to provide support for up to ninety (90) days hereafter under all of the terms and conditions hereof, except that the fee set forth at Section 2(d) shall be $18.50 per each Event Handled.

        5.     In consideration of the payments to be made to Cross Country as provided in Article 2 above, Cross Country shall provide to AGI Members during the term hereof the services described in Exhibit B attached hereto and made a part hereof. In connection therewith Cross Country shall maintain on behalf of Affinity Group, at Cross Country's expense, a sufficient number of national telephone assistance lines to provide the services contemplated hereunder, such telephone assistance lines to be used exclusively for the services provided to AGI Members. Affinity Group shall own the telephone numbers for such exclusive lines. Upon expiration of this Agreement in due course, Cross Country shall release control of said lines to Affinity Group. Cross Country shall staff such lines twenty-four (24) hours a day, seven (7) days a week, including holidays. Cross Country shall maintain the capability to provide location-based dispatching if the AGI Member does not know where the vehicle is located but can provide Global Positioning System (GPS) coordinates. Cross Country shall provide all of the above described services in a manner that is sufficient to provide the services to the AGI Members at a general level of customer satisfaction reasonably acceptable to Affinity Group and in substantial accordance with the guidelines set forth on Exhibit C attached hereto and made a part hereof. The pricing reflects that calls can be answered at any of Cross Country's contact centers. It is understood that the specialty team of representatives currently handling the majority of recreational vehicle calls are located in the Medford facility. In the event that Cross Country desires to expand or move this volume to an alternative location, Affinity Group will be consulted to ensure the program quality, customer service level and Claims Costs are not negatively affected.

        6.     (a) Cross Country agrees that all information assembled by Affinity Group and provided by Affinity Group to Cross Country hereunder (or under the Prior Agreement) regarding AGI Members, including, but not limited to, lists of names, addresses and telephone numbers of AGI Members, is proprietary information and shall remain the exclusive property of Affinity Group, and Cross Country shall not use any of such information except as contemplated under this Agreement. All such information which is capable of being re-delivered to Affinity Group without unreasonable burden or effort, including all copies of materials containing such information, shall, at Affinity Group's request, be returned to Affinity Group at the expiration of the term hereof, Affinity Group agreeing to pay to Cross Country its reasonable costs incurred in connection with the assembling and returning thereof. Further, (i) all information regarding AGI Members, (ii) the terms and provisions of this Agreement, (iii) information relating to Affinity Group's data processing systems and/or reports, whether or not contained in reports generated by Affinity Group hereunder, (iv) costs and/or expenses of Affinity Group in providing the Emergency Road Service Program, and (v) Affinity Group's data communication systems shall be treated by Cross Country as confidential, and Cross Country shall not disclose any of such information to any other person or entity except as necessary to perform its obligations under this Agreement or as required to be disclosed to governmental authorities or in connection with legal proceedings and except for information that is or becomes in the public domain (it being acknowledged that the inclusion in telephone directories of names, addresses and telephone numbers shall not by itself be deemed to have placed such information in the public domain). Notwithstanding the foregoing, provided that Cross Country has taken reasonable precautions (where practical to do so) to protect the confidential nature of such information, Cross Country may disclose this Agreement and its terms, and information regarding historical and projected results of performance hereunder, (i) to accountants and lawyers whom Cross Country retains to provide particular services in the ordinary course of business, (ii) to lending institutions and others in connection with financing arrangements, (iii) to federal, state and/or local governmental authorities, and (iv) in connection with public offerings, in each case subject to the recipient's holding such information in confidence (other than in connection with public offerings), to Cross Country's releasing only so much of such information as shall be required in the circumstances. Further, Cross Country may disclose this

Agreement and the financial results to Cross Country of performance hereunder to prospective acquirers of all or any part of Cross Country's business, assets or stock, subject to the recipient's holding such information in confidence, but only to prospective acquirers with respect to which Affinity Group has not elected to terminate this Agreement pursuant to Section 17(a) hereof.

          (b)   It is understood that Cross Country does not itself provide any of the towing and/or emergency road services described in Exhibit B, but arranges for such services to be provided through independent providers. Affinity Group agrees that all lists assembled by Cross Country of the names, addresses and telephone numbers of such independent providers are proprietary information and are the exclusive property of Cross Country, and Affinity Group shall not use or disclose any such information except as contemplated in this Agreement. Affinity Group further agrees that the following information is confidential information belonging to Cross Country and shall not be used or disclosed by Affinity Group other than in connection with the transactions contemplated in this Agreement, except as Affinity Group may be required to disclose any such information to governmental authorities or in connection with legal proceedings and except to the extent that such information is in the public domain (it being acknowledged that the inclusion in telephone directories of names, addresses, telephone numbers and description of services does not place such information in the public domain): (i) the terms and provisions of this Agreement, (ii) information relating to Cross Country's data processing systems and/or reports, whether or not contained in reports generated by Cross Country hereunder, (iii) costs and or expenses of Cross Country in providing services hereunder, (iv) Cross Country's data communication systems, and (v) the names and addresses of said independent providers. Notwithstanding the foregoing, provided that Affinity Group has taken reasonable precautions (where practical to do so) to protect the confidential nature of such information, Affinity Group may disclose this Agreement and its terms and information regarding historical and projected results of performance hereunder (i) to accountants and lawyers whom Affinity Group retains to provide particular services in the ordinary course of business, (ii) to lending institutions and others in connection with financing arrangements, (iii) to federal, state and/or local governmental authorities as required by law, and (iv) in connection with public offerings, in each case subject to the recipient's holding such information in confidence, and to Affinity Group's releasing only so much of such information as shall be required in the circumstances.

          (c)   The provisions of this Article 6 shall survive the expiration or other termination of this Agreement, and shall continue in force and effect for a period of five (5) years thereafter. The parties hereto recognize that a breach of the covenants contained in this Article 6 would cause irreparable injury and that damages at law would be difficult to ascertain. The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in this Article 6.

        7.     (a) Cross Country agrees to indemnify, defend and hold Affinity Group harmless from any and all claims, demands, suits, liabilities and any costs and expenses, including reasonable attorneys' fees, arising from or in any way connected with (i) the conduct of Cross Country, including, without limitation, its conduct in performing the services contemplated hereunder, (ii) the failure of Cross Country to perform its duties pursuant to this Agreement and/or observance of all the terms, covenants and conditions contained herein, (iii) any breach of any warranty or representation on its part made herein, or (iv) a "Cross Country Breach" (as defined in Article 14 below). Cross Country shall also indemnify Affinity Group for and hold Affinity Group harmless from and against any liability for any acts or omissions of the actual providers of the services hereunder as described in Section 6(b) above, when such claim is made by an AGI Member or a third party (but not by Affinity Group itself) ("Service Provider Claims"); provided however, that Cross Country's obligation to indemnify Affinity Group and hold Affinity Group harmless for Service Provider Claims shall be limited to the insurance coverage maintained from time to time by Cross Country and actually payable by the insurance company with respect to each such Service Provider Claim or which would have been paid had Cross Country maintained the insurance required hereunder. During the term of this Agreement, Cross Country shall maintain a minimum of $20,000,000 of insurance coverage for this purpose and Cross Country shall cause Affinity Group to be named as an additional insured on such insurance policy(ies) as may be maintained from time to time by Cross Country providing coverage to Cross Country for claims by AGI Members alleging liability for the acts or omissions of any service provider, and Cross Country shall deliver to Affinity Group from time to time, upon written request therefore by Affinity Group, a certificate evidencing such naming.

          (b)   Affinity Group agrees to indemnify, defend and hold Cross Country harmless from and against any claims, demands, suits, liabilities and any costs and expenses, including reasonable attorneys' fees, arising from or in connection with (i) the conduct of Affinity Group or its subsidiaries or affiliates, including, without limitation, sales of and promotion of sales memberships in Good Sam Club or any other AGI Club, (ii) any breach of any warranty or representation or agreement on its part made herein, and (iii) an "Affinity Group Breach" (as defined in Article 14 below).

          (c)   The provisions of this Article 7 shall survive expiration or termination of this Agreement.

        8.     The relationship between Cross Country and Affinity Group shall be one of independent contractors, and not one of joint venture, partnership or employment, and nothing in this Agreement shall be construed to create any relationship other than independent contactors between the parties hereto.

        9.     (a) The failure of either party to enforce at any time, or for any period, the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision. No claim or right arising out of the breach or default of this Agreement may be discharged in whole or in part by a waiver or renunciation of such claim or right unless such waiver or renunciation is in writing and signed by the aggrieved party.

          (b)   If any action at law or in equity shall be instituted to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

          (c)   This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado.

        10.   (a) In the event that:

    (i)
    either Cross Country or Affinity Group shall neglect or fail to perform any of its respective duties or observe any of the conditions, provisions, terms and covenants contained in this Agreement, and such neglect or failure shall continue uncured for a period of thirty (30) days (ten (10) days in the case of the neglect or failure to pay money to the other) after receipt of written notice from the other party of such neglect or failure;

    (ii)
    any interest of either Cross Country or Affinity Group under this Agreement shall be taken on execution or by other process of law;

    (iii)
    either Cross Country or Affinity Group shall commit an act of bankruptcy or become insolvent according to law;

    (iv)
    either Cross Country or Affinity Group makes an assignment for the benefit of creditors;

    (v)
    a receiver, guardian, conservator, trustee or assignee or any similar officer or person is appointed for either Cross Country or Affinity Group by any court and not discharged within thirty (30) days of such appointment; or

    (vi)
    any court shall enter an order with respect to either Cross Country or Affinity Group providing for a general modification or alteration of the rights of its creditors;

then the other party may elect, then or at any time thereafter but prior to the curing of the event of default, to give written notice of its intention to terminate this Agreement immediately or on any subsequent date specified in such notice, and this Agreement shall thereafter be terminated, without prejudice to any remedies for any and all claims held by the terminating party against the other, all of which shall immediately become due and payable.

          (b)   If either Affinity Group or Cross Country shall breach or be in default under this Agreement, then whether or not this Agreement shall be terminated for any default as set forth in subparagraphs (i) through (vi) above for any breach hereof, the party found to be in default or breach shall pay to the prevailing party all reasonable costs incurred by the prevailing party in enforcing any of its rights hereunder, or in collecting any sums due and payable to it hereunder, including reasonable attorneys' fees.

        11.   (a) It is agreed that if any provisions of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provisions of this Agreement, all of which other provisions shall remain in full force and effect (unless such determination shall render either party's performance hereunder substantially more difficult to perform, in which case upon the giving of proper notice this Agreement may be terminated by either party). Further, it is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid.

          (b)   As of its commencement, this Agreement replaces the Prior Agreement in its entirety, but any amounts owed thereunder as of such date remain due and owing in accordance with the terms of the Prior Agreement. This instrument contains the entire and only agreement between the parties with respect to the subject matter hereof, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Agreement shall not be modified in any way except by a writing subscribed by the parties by their duly authorized representatives.

          (c)   All notices and other communications authorized or required hereunder shall be in writing and shall be deemed duly given if sent by certified or registered mail, return receipt requested, or by recognized overnight delivery service (e.g., Federal Express, Airborne, etc.), in each case fees and postage prepaid. If given to Cross Country, the same shall be sent to it at:

    Cross Country Motor Club, Inc.
    4040 Mystic Valley Parkway
    Medford, Massachusetts 02155
    Attn: President
    with a copy sent to the same address to the attention of Legal Counsel:

  or to such other person or at such other address as Cross Country may hereafter designate by notice to Affinity Group. If given to Affinity Group, the same shall be sent to it at:

    Affinity Group, Inc.
    2575 Vista Del Mar Drive
    Ventura, CA 93001
    Attention: President

  with a copy to:

    Affinity Road and Travel Club, Inc.
    64 Inverness Drive East
    Englewood, CO 80112
    Attention: President

  and

    Kaplan, Strangis and Kaplan, P.A.
    Suite 5500
    90 South 7th Street
    Minneapolis, MN 55402
    Attention: Robert T. York, Esq.,

  or to such person or at such other address as Affinity Group may hereafter designate by notice to Cross Country. It is understood and agreed by the parties hereto that copies of the notices to be delivered as specified above are intended for informational purposes only, and that failure to deliver such copies shall not invalidate any notice otherwise properly given as provided above as long as the party giving notice has made a good faith effort to properly deliver such copies.

        12.   For those states in which Cross Country Motor Club of California, Inc., rather than Cross Country Motor Club, Inc., shall be permitted to conduct business, the obligations of Cross Country under this Agreement may be performed by Cross Country Motor Club of California, Inc. Accordingly, Cross Country Motor Club of California, Inc. joins in this Agreement for such purposes. In such case, any reference to Cross Country shall where applicable mean and refer to Cross Country Motor Club of California, Inc., it being understood that Cross Country shall remain jointly and severally liable with respect to all such obligations. Until further notice, all sums shall be made payable to Cross Country Motor Club, Inc., and shall be delivered to it at the place above provided for the rendering of notices. Any notice given by or to Cross Country Motor Club, Inc., shall be deemed notice also given by or to Cross Country Motor Club of California, Inc.

        13.   Cross Country shall supply to Affinity Group such information in the possession of Cross Country as Affinity Group may from time to time reasonably request with respect to the items for which Affinity Group is required to reimburse or pay Cross Country in connection with the services to be provided by Cross Country hereunder, including copies of supporting information relating to the costs of such services or any other costs incurred by Cross Country that are required to be reimbursed by Affinity Group in accordance with the terms hereof. Affinity Group shall have the right from time to time, upon reasonable prior notice, to inspect such portion of Cross Country's books and records relating directly to the Emergency Road Service Program as will allow Affinity Group to verify the correctness of the amounts that Affinity Group is required to pay Cross Country hereunder.

        14.   (a) In the event that it shall be or become unlawful for Affinity Group to offer the Emergency Road Service Program or for Cross Country to provide the services contemplated hereunder in any state, Affinity Group and Cross Country shall each have the right to terminate this Agreement with respect to the state(s) in which it is or has become unlawful to offer the Emergency Road Service Program or to provide such services. If and to the extent so terminated, AGI Members in that state(s) shall thereafter not be deemed to be AGI Members for purposes of this Agreement. The parties hereto acknowledge that (i) Affinity Group is responsible to obtain and maintain all licenses, authorizations and approvals that, assuming compliance by Cross Country with its obligations set forth herein, are required by any state to be obtained and/or maintained in connection with the offering and implementation of the Emergency Road Service Program in that state as contemplated hereunder, and (ii) Cross Country is responsible to obtain and maintain all licenses, authorizations and approvals that are required by any state to provide services of the type contemplated to be provided to members hereunder in general but unrelated to this specific Agreement. Any breach by Affinity Group of its obligations under the proceeding sentence is referred to as a "Affinity Group Breach" and any breach by Cross Country of its obligations under the preceding sentence is referred to as a "Cross Country Breach."

          (b)   In the event that (i) this Agreement is terminated by Cross Country as to any state as set forth in such paragraph (a) immediately above because of an Affinity Group Breach or a Cross Country Breach, as the case may be, and (ii) termination of this Agreement with respect to such state shall have a material impact upon the aggregate of the transactions contemplated under this Agreement, either party shall have the right to terminate this Agreement in its entirety, provided that any such termination shall be made by written notice to the other party, given within sixty (60) days after termination hereof with respect to one stated as aforesaid, and that any such termination of this Agreement it its entirety shall be upon no less than ninety (90) days prior notice.

        15.   Affinity Group agrees that it will not distribute or use any promotional materials referring to Cross Country and/or any of the services to be provided by Cross Country hereunder without on each occasion first obtaining the written consent of Cross Country.

        16.   Each party represents and warrants to the other as follows:

    (i)
    The execution and delivery of this Agreement has been duly authorized and adopted by resolution or ratification by all necessary parties or bodies;

    (ii)
    its obligations under this Agreement are legal, valid and binding obligations enforceable against it in accordance with its terms; and

    (iii)
    it is not a party to, or is bound by, any contractual agreement or instrument which would prevent or impede or restrict its performance under this Agreement and that it is not a party to any litigation which would prevent or impede the performance of its obligations under this Agreement.

        17.   (a) Cross Country may assign or otherwise transfer this Agreement and/or its rights or obligations hereunder to any parent, subsidiary or affiliate of Cross Country or to any successor to Cross Country who shall be acquiring all or a substantial part of Cross Country's motor club or roadside assistance business as a going concern. If Cross Country shall so intend to assign this Agreement as part of such a transaction, and if the assignee directly competes with Affinity Group or if such assignee shall not have the financial capability or experience to meet its responsibilities hereunder, in Affinity Group's good faith assessment, then Affinity Group shall have the right to terminate this Agreement, by notice given to Cross Country within thirty (30) business days after receipt by Affinity Group of notice of such assignment, such termination to be effective as of the day one hundred twenty (120) days after the giving of such notice (provided that such assignment shall have actually occurred). In all other instances Cross Country may assign its interest in this Agreement only with the prior written consent of Affinity Group, which consent may not be unreasonably delayed or withheld.

          (b)   Except for an assignment by Affinity Group to an entity that is controlled by Affinity Group or under common control with Affinity Group, Affinity Group may not assign all or any portion of its interest in this Agreement without obtaining the prior written consent of Cross Country, which consent may not be unreasonably delayed or withheld.

        18.   The parties hereto agree that all disputes arising under or relating to this Agreement or the transactions contemplated hereunder shall be subject solely to binding arbitration held in accordance with the rules of the American Arbitration Association. In addition to, and not by way of limitation of, the rules of the American Arbitration Association, in any arbitration proceeding hereunder the parties shall each have the right to perform full discovery and to call witnesses to the extent allowed by the rules of civil procedure of the applicable jurisdiction as long as such procedures do not unduly delay completion of the arbitration process. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

        19.   Cross Country covenants and agrees during the term of this Agreement to provide an account representative whose portfolio of accounts will include only Affinity Group programs.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written in this Agreement.

CROSS COUNTRY MOTOR CLUB, INC.
By:	/s/ Stephen J. Huson Stephen J. Huson, Vice President, General Manager—Diversified Markets
CROSS COUNTRY MOTOR CLUB OF CALIFORNIA, INC.
By:	/s/ Stephen J. Huson Stephen J Huson, Vice President, General Manager—Diversified Markets
AFFINITY GROUP, INC.
By:	/s/ Prabhuling Patel Prabhuling Patel, Senior Vice President Affinity Group, Inc.

EXHIBIT A

EXAMPLES

Assumptions:
	*	Initial "Cost Target" is $90.00
	*	Mix is presumed to be at 60% Automobile and 40% Recreational Vehicle. The "Actual" Cost Target will be determined based upon actual 2005 "Service Year" data, these examples below represent potential for 2006 and beyond
	Benchmark	Computed Cost/Claim based on Benchmark	Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5
Cost/Claim
Auto	Unknown	$50.89	$50.89	$51.00	$50.95	$51.00	$50.50
RV	Unknown	$148.67	$148.67	$145.00	$142.95	$151.00	$150.50
Mix
Auto	Unknown	60%	55%	58%	53%	62%	65%
RV	Unknown	40%	45%	42%	47%	38%	35%
Number of Events	1,000		1,200	1,300	1,200	1,200	1,400
Invoiced Average	$90.00	$90.00	$94.89	$90.48	$94.19	$89.00	$85.50
Adjusted Target Average			$94.89	$91.96	$96.84	$88.04	$85.11
Savings Compared to Invoiced			$—	$1.48	$2.65	$—	$—
50% Share			$—	$0.74	$1.33	$—	$—
CCAS Incentive Amount			$—	$959.18	$1,592.87	$—	$—
	Benchmark	Actual Cost During Test Period	Computed Cost/Claim based on Benchmark	Actual Cost During Test Period	Computed Cost/Claim based on Benchmark
Claim Cost Adjustment Precentage(1)			-0.221729%		1.809955%
Cost/Claim
Auto	Unknown	$51.00	$50.89	$48.00	$48.87
RV	Unknown	$149.00	$148.67	$149.00	$151.70
Mix
Auto	Unknown	60%	60%	60%	60%
RV	Unknown	40%	40%	40%	40%
Invoiced Average	$90.00	$90.20	$90.00	$88.40	$90.00

(1)
The Claim Cost Adjustment Percentage assumes the difference between the invoiced average and the benchmark average is based solely on claim cost not claim mix. Further, the change in cost is assumed to be the same percentage for both Auto and RV claims. The factor is computed by dividing the Actual Invoiced Average into the Benchmark Average.

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EXHIBIT B

SERVICES TO BE PROVIDED TO
THE AGI MEMBERS

The following services shall be provided on a "sign and drive" basis (no cash outlay by the AGI Member).

1.
Towing:

a)
Mechanical Disablement:

    Cross Country shall provide for the towing of the AGI Member's disabled vehicle to the nearest, as determined by Cross Country, repair facility that can remedy the vehicle's mechanical problem. Should the AGI Member request to be towed to an alternative service center or location that will require additional towing mileage; any and all additional costs shall be the responsibility of the AGI Member. All costs associated with repair parts, repair labor, and services shall be the responsibility of the AGI Member.

  b)
  Collision:

    Cross Country shall provide for the towing of AGI Member's damaged vehicle to the nearest, as determined by Cross Country, repair facility that can repair the damaged vehicle. Should the AGI Member request to be towed to an alternative service center or location that will require additional towing mileage; any and all additional costs shall be the responsibility of the AGI Member. All costs associated with repair parts, repair labor, and services shall be the responsibility of the AGI Member.

2.
On-Site Emergency Roadside Assistance Services:

a)
Out of Fuel:

    Cross Country shall provide for the delivery of up to 5 gallons of fuel to stranded AGI Members (except where prohibited by law).

  b)
  Flat Tire:

    Cross Country shall provide for replacement of AGI Member's flat tire with inflated spare tire, or shall provide for delivery of a replacement tire if necessary. The actual cost of the replacement tire, mounting, and balancing will be at the AGI Member's expense.

  c)
  Jump Start/Battery Boost:

    Cross Country shall provide for a jump-start of the AGI Member's drained battery, or delivery of a replacement battery to the AGI Member if necessary. The actual cost of the replacement battery and labor to install the battery will be at the AGI Member's expense.

  d)
  Lockout—locksmith:

    Cross Country shall provide for the delivery of locksmith services to the stranded AGI Member and assist in the opening of the AGI Member's locked vehicle, and/or obtaining a replacement key. Actual cost of the key replacement will be at the AGI Member's expense.

  e)
  Emergency Fluids:

    Cross Country shall provide for the delivery of emergency fluids to the stranded AGI Member. Fluids include oil, water, transmission fluid, power steering fluid, and brake fluid, as necessary to remedy the disablement.

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3.
Other Services

  Cross Country shall provide for basic concierge services, such as assisting with finding alternate transportation, lodging (including campgrounds) and/or food.

4.
Information Calls:

  In addition, Cross Country shall respond to all AGI Member inquiries regarding non-dispatch related information of whatever nature, e.g., membership inquiries.

5.
Mobile Mechanic

  Cross Country shall provide for Mobile Mechanic assistance in those disablement situations where this service is deemed appropriate from a customer satisfaction and cost perspective.

6.
Technical Assistance

  Cross Country shall provide Technical Assistance help in those disablement situations where this service is deemed appropriate from a customer satisfaction and cost perspective, or in process of servicing members associated with a recreational vehicle Original Equipment Manufacture program. These services include but are not limited to technical diagnostic services, assistance in locating manufacture repair locations (including representative dealers), general RV repair locations, assistance with assimilating efficient/economical complicated or difficult towing/recovery situations.

The program does not offer reimbursement for the cost of parts, fuel, or labor for repairs or installations, unless authorized by Affinity Group.

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EXHIBIT C

OPERATING PARAMETERS

AGI Member calls are to be answered as follows:

1.
All calls are to be answered by a live operator or electronic message not to exceed three rings plus the length of the electronic message.

2.
A minimum of 80% of all calls must be answered by a live operator within 30 seconds of caller having heard the initial announcement.

3.
The average waiting time for calls placed in queue shall be 40 seconds or less

4.
80% of estimated time of arrivals are to average 60 minutes and are not to exceed 90 minutes from the time of the dispatch unless due to circumstances beyond the control of Cross Country.

5.
A combination of processes will be used to assure that dispatches are properly handled and closed within the guidelines specified in item 4 above. These will include, but are not limited to, the following (which may be modified from time to time upon the mutual agreement of the parties).

    Routine selective silent monitoring will be performed with each call center representative assigned to the emergency road service program.

    a.
    Routine selective outbound "QC" calls will be made to vendors and AGI Members.

    b.
    Vendors average overall monthly score of at least 95% excellent/good rating on quality assurance survey items directly relating to the performance of Cross Country and the tow operators used for dispatch must be maintained. Cross Country will be responsible for the preparation, dissemination and collection of all surveys, at its sole expense.

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AGREEMENT
EXHIBIT A
EXHIBIT B
EXHIBIT C